Exhibit 10.30
April 3, 2008
Christopher Sells
Dear Christopher:
          Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1. Position. Your title will be Senior Vice President, Commercial Operations, and you will report to the Company’s President and Chief Operating Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2. Cash Compensation. The Company will pay you a starting salary at the rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for a Commission/Incentive bonus for each fiscal year after 2008. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Operating Officer and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”). During the remainder of fiscal year 2008, you will be paid a guaranteed bonus of $16,667 per month. The bonus for any fiscal year will be paid only if you are employed by the Company at the time of payment. The determinations of the Committee with respect to your bonus will be final and binding.
The Company will also pay you a signing bonus of $50,000, which will be paid to you within 30 days of your first date of employment at the Company. Although you will be paid this bonus when you join the Company, you agree that this signing bonus will not be earned until the one year anniversary date of your first date of employment with the Company. You further agree that if you terminate your employment with the Company for any reason before that one year anniversary date, then within ten days of your resignation date you will repay the Company for the entire signing bonus paid to you.
3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Christopher Sells
April 3, 2008

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted.
The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
5. Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will receive a Restricted Stock Unit Award representing 10,000 shares of the Company’s Common Stock. The award will be subject to the terms and conditions applicable to Restricted Stock Unit Awards granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Award Agreement. You will vest in the first 5,000 shares of the award on December 31, 2008 and the remaining 5,000 Units on December 31, 2009, as described in the applicable Restricted Stock Unit Award Agreement.
6. Change in Control Agreement. The Company will offer you the opportunity to enter into a Vesting Acceleration and Severance Agreement in the form of the document attached hereto as Exhibit A.
7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.
8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
9. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Christopher Sells
April 3, 2008

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.
*****
     We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 5, 2008. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before June 1, 2008.
If you have any questions, please call me at (908) 338-1333.
Very truly yours,
Hansen Medical, Inc.
/s/ Gary Restani
By: Gary Restani
Title: President and COO

Christopher Sells
April 3, 2008

I have read and accept this employment offer:

/s/ Christopher Sells

Signature of Christopher Sells

Dated:	4-08-2008

Attachment
Exhibit A: Vesting Acceleration and Severance Agreement
Exhibit B: Proprietary Information and Inventions Agreement

Vesting Acceleration and Severance Agreement
In consideration for the continued employment of Christopher Sells (the “Employee”) at the executive level within Hansen Medical (the “Company”):
1	In the event of an Acquisition of the Company (as defined below) and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work or d) employee voluntarily resigns, Employee shall be entitled to the following:
(i)	One-hundred percent (100%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested and exercisable;

(ii)	One-hundred percent (100%) of any then-unvested restricted stock units issued to Employee shall become immediately vested and issued;

(iii)	Severance equal to the total of (a) the number of months of Employee’s employment with Company at the time of Acquisition, rounded up to the nearest whole month, but capped at twelve (12) months, (b) divided by twelve (12) months, (c) multiplied by Employee’s then current annual salary compensation; and

(iv)	Continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits for a period equal to the number of months of Employee’s employment with Company at the time of Acquisition, rounded up to the nearest whole month, but capped at twelve (12) months.
2. The following terms shall have the following definitions:
(i) An “Acquisition” shall mean a) any consolidation or merger of the Company with or into any other corporation or entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, b) any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or c) any transaction in which any person, together with its affiliates, accumulates fifty percent (50%) or more of the Company’s voting power;
(ii) “Cause” shall mean (a) an intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Employee and the Company, (c) a material failure to comply with the Company’s written
—Confidential—

policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors.
Understood and Agreed:

/s/ Christopher Sells	4-08-2008

Christopher Sells Date

/s/ Gary Restani	04-14-2008

Gary Restani, President and COO	Date
—Confidential—